PRICING SUPPLEMENT                                         File No. 333-109802
--------------------                                            Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
November 26, 2003)
Pricing Supplement Number:  2365


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                               Floating Rate Notes

Principal Amount:            $250,000,000                           Original Issue Date:                February 27, 2004

CUSIP Number:                59018YTC5                              Stated Maturity Date:               February 27, 2007

Issue Price:                 100%

Interest Calculation:                                               Day Count Convention:
--------------------                                                --------------------
[X] Regular Floating Rate Note                                      [X] Actual/360
[ ] Inverse Floating Rate Note                                      [ ] 30/360
     (Fixed Interest Rate):                                         [ ] Actual/Actual


Interest Rate Basis:
-------------------
[ ] LIBOR                                                           [ ] Commercial Paper Rate
[ ] CMT Rate                                                        [ ] Eleventh District Cost of Funds Rate
[ ] Prime Rate                                                      [ ] CD Rate
[X] Federal Funds Rate                                              [ ] Other (see attached)
[ ] Treasury Rate
    Designated CMT Page:                                                   LIBOR Telerate Page:
            CMT Telerate Page:                                             LIBOR Reuters Page:
             CMT Reuters Page:

Index Maturity:              N/A                                    Minimum Interest Rate:              Not Applicable

Spread:                      Plus 0.25%                             Maximum Interest Rate:              Not Applicable

Initial Interest Rate:       Calculated as if the Original Issue    Spread Multiplier:                  Not Applicable
                             Date was an Interest Reset Date

Interest Reset Dates:       Each Business Day, commencing March 1, 2004 to but excluding the Stated
                            Maturity Date, subject to the following Business Day convention

Interest Payment Dates:     Quarterly, on the 27th of February, May, August and November, commencing
                            May 27, 2004; subject to the following Business Day convention

Fed Funds Open Rate:        The rate for an Interest Reset Date shall be the rate set forth on
                            Telerate Page 5 for that day underneath the caption "FEDERAL FUNDS" in the row titled "OPEN".  If the rate is not available for an Interest
                            Reset Date, the rate for that Interest Reset Date shall be the Federal
                            Funds Effective rate as published in the H.15 Daily Update.

Repayment at the
Option of the Holder:       The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:      The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                       The Notes are being issued in fully registered book-entry form.

Trustee:                    JPMorgan Chase Bank

Underwriters:               Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC Securities (USA) Inc.
                            and ABN AMRO Incorporated (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                            Pursuant to an agreement, dated February 24, 2004 (the "Agreement"), between Merrill Lynch
                            & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                            Underwriters                                       Principal Amount of the Notes
                            ------------                                       -----------------------------

                            Merrill Lynch, Pierce, Fenner & Smith                          $245,000,000
                                        Incorporated
                            HSBC Securities (USA) Inc.                                       $2,500,000
                            ABN AMRO Incorporated                                            $2,500,000
                                                                                             ----------
                                                            Total                          $250,000,000

                            Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                            The Underwriters have advised the Company that they propose initially to offer all or part of the
                            Notes directly to the public at the Issue Price listed above. After the initial public offering, the
                            Issue Price may be changed.

                            The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:      0.2500%

Dated:                      February 24, 2004